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                              EMPLOYMENT AGREEMENT

         This Agreement is made as of this 7th day of July, 2003, by and between GENESIS HEALTH VENTURES, INC., a Delaware corporation (the "Company"), and JOHN ARLOTTA ("Executive").

         WHEREAS, the Company desires to employ Executive, and Executive desires to be employed by the Company, in accordance with the terms and conditions stated below;

         WHEREAS, the Company and Genesis HealthCare Corporation ("ElderCare") are negotiating a Separation and Distribution Agreement (the "Separation and Distribution Agreement") and certain other agreements that will govern certain matters relating to the Separation and the Contribution, the Distribution (each as defined in the Separation and Distribution Agreement) and the relationship of the Company, ElderCare, and their respective subsidiaries following the Distribution;

         NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

1. Employment. The Company agrees to employ Executive, and Executive is willing to accept such employment, for the period stated in Section 2 hereof and upon the terms and conditions herein provided.

2.       Term.

         2.1 Relevant Dates. The period of Executive's employment under this Agreement shall commence on July 7, 2003 (the "Effective Date"), and shall, unless sooner terminated pursuant to Section 6, continue for a two-year period (such period, as extended from time to time, herein referred to as the "Term"). Subject to Section 2.2, and if the Term has not been terminated pursuant to
Section 6, on the first anniversary of this Agreement and on each successive anniversary thereafter (each such anniversary an "Automatic Extension") the Term shall be extended for an additional period of one year.

         2.2 Non-Extension Procedure. The Company (with the affirmative vote of two-thirds (2/3) of the non-management membership of the Board of Directors of the Company (the "Board") at a meeting of the Board called and held for such purpose) or Executive may elect to terminate the automatic extension of this Agreement described in Section 2.1 by giving written notice of such election. Any notice given hereunder must be given not less than sixty (60) days prior to the applicable Automatic Extension date.

3.       Position and Responsibilities.

         3.1 Position. As of the Effective Date, the Company agrees to employ Executive in the position of Vice Chairman of the Company with primary responsibility for the management and operations of NeighborCare, and as a director of the Company. The Company agrees, as of the first to occur of (a)





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January 1, 2004 and (b) such earlier time as may be determined by the Board, to employ Executive in the position of Chief Executive Officer of the Company (such date Executive becomes the Chief Executive Officer, the "CEO Appointment Date"), pursuant to a plan of succession that will be completed and approved by the Board no later than the Distribution Date. Executive agrees to perform such services and have such duties and responsibilities, not inconsistent with his position as Vice Chairman - Company or Chief Executive Officer, as applicable, customarily associated with and incidental to such positions and as may from time to time be reasonably assigned to him by the Chief Executive Officer of the Company (while serving as Vice Chairman -- Company) or the Board, as applicable. Executive further agrees to serve as an executive officer or director of any subsidiaries of the Company without additional compensation.

         3.2 Duties. During the period of his employment hereunder Executive shall devote all of his business time, attention, skill and efforts to the earnest and faithful performance of his duties; provided, however, that Executive may serve as a member of the board of directors of corporations or similar positions with other organizations which, in the Board's judgment, will not present any conflict of interest with the Company or any of its subsidiaries, or materially interfere with the performance of Executive's services, duties or responsibilities pursuant to this Agreement. Executive has disclosed to the Board all current boards of directors on which he is a member and shall disclose any additional boards of directors that Executive desires to join. Nothing in this Agreement shall preclude Executive from engaging in charitable and community affairs, or from managing his personal investments, provided, that these activities do not interfere with the performance of Executive's duties and responsibilities hereunder or violate the provisions of
Section 10 of this Agreement.

         3.3 Place of Employment. As of the Effective Date, Executive shall perform his duties hereunder primarily at NeighborCare's principal offices, currently located in Baltimore, Maryland, and shall travel to the Company's other offices or locations (including its offices in Kennett Square, Pennsylvania) as may be necessary or appropriate for him to perform his duties hereunder. As of the CEO Appointment Date, Executive shall perform his duties hereunder at the Company's executive offices, currently located in Baltimore, Maryland, and shall travel to the Company's other offices or locations as may be necessary or appropriate for him to perform his duties hereunder.

4.       Compensation and Benefits.

         4.1 Salary. For all services rendered by Executive as Vice Chairman of the Company or Chief Executive Officer of the Company, as a director of the Company, or as an officer or director of any subsidiary of the Company during his employment under this Agreement, the Company shall pay Executive a base salary at the annual rate of $850,000. During the Term, Executive's base salary shall be reviewed at least annually, with the first such annual review on February 4, 2004. Such review shall be conducted by a committee comprised of individuals designated by the Board from its members (the "Compensation Committee"), and the Compensation Committee may increase said base salary. The annual base salary payable to Executive in any year is referred to herein as the "Base Salary" for such year.





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         4.2 Annual Bonus. For each fiscal year of the Company during the Term, the Company shall afford Executive the opportunity to earn an incentive bonus ("Bonus") under the terms of the Genesis Health Venture, Inc. Incentive Program or similar program, as described in this Section 4.2. The aggregate target Bonus payable to Executive under such program(s) shall equal at least one hundred percent (100)% of the Base Salary for such fiscal year, and shall be payable to the extent the applicable performance goals are achieved (which goals shall be set by the Compensation Committee within the first three (3) months of each such year, and with respect to the Company's 2003 fiscal year as of the Effective Date or as soon as practicable thereafter), but only upon certification by the Compensation Committee that the applicable goals have been achieved; provided, that (a) the Compensation Committee may approve a Bonus of greater than 100% of Base Salary, (b) the target Bonus percentage for fiscal year 2003 shall be eighty percent (80%) and (c) in no event shall the Bonus for fiscal year 2003 be less than $550,000.

         4.3 Signing Bonus. As soon as practicable following the Effective Date, the Company shall pay to Executive a signing bonus in a lump sum equal to $300,000.

         4.4 Equity Incentive.

         (a) Stock Option. The Company shall, pursuant to the terms of its stock option plan or any similar plan, grant to Executive as of the "Option Grant Dates" (as defined below), one or more options (the "Stock Options") to acquire an aggregate of 1,000,000 shares of common stock of the Company ("Company Stock"). The Option Grant Dates shall be on the fifth (5th), eleventh (11th), seventeenth (17th) and twenty-third (23rd) trading days following the Distribution Date or, if the Distribution does not occur prior to January 1, 2004, the fifth (5th), eleventh (11th), seventeenth (17th) and twenty-third
(23rd) trading days in 2004. A Stock Option for 250,000 shares of Company Stock shall be granted on each of the Option Grant Dates. The exercise price per share of the Company Stock subject to the Stock Options shall be the closing price of the Company Stock on the Option Grant Dates. If the Stock Options are granted and then the Distribution occurs, the Stock Options will be equitably adjusted to preserve their value following the Distribution. The Stock Options shall vest with respect to the shares subject thereto in equal installments of twenty-five percent (25%) on the Option Grant Date for the applicable Stock Option and twenty-five percent (25%) on each of the first three (3) anniversaries of the Effective Date; provided, that Executive remains employed with the Company on each such anniversary. Notwithstanding the foregoing, the Stock Options shall fully and immediately vest on (i) a Change in Control (as defined in Section 6.5), (ii) any termination of Executive's employment with the Company by the Company without Cause (as defined in Section 6.3(b)) or because of Executive's death or Disability (as defined in Section 6.2), or (iii) any termination of Executive's employment by Executive's resignation for Good Reason (as defined in Section 6.4) or (iv) as a result of the Company's failure to automatically extend the Term pursuant to Section 2.2 (a "Non-Extension"). The Stock Options shall have a scheduled ten (10) year term. The Stock Options shall be "incentive stock options" to the fullest extent permitted. Beginning in the first calendar year following the Effective Date, Executive shall be entitled to receive additional annual grants of options under the Company's stock option plan made available by the Company from time to time on a basis commensurate with his status and responsibilities, as determined by the Compensation Committee, and with a vesting schedule commensurate with that provided to other executive officers of the Company generally.



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             (b) Restricted Stock Award. The Company shall make a restricted stock award to Executive, on the thirty-first (31st) trading day following the Distribution Date, or, if the Distribution does not occur by December 31, 2003, on the thirty-first (31st) trading day after such date (in either event, the "Stock Grant Date"), of a number of shares of Company Stock with an aggregate value on the Stock Grant Date of $4,000,000, rounded to the nearest whole share (the "Restricted Shares"). Such valuation shall be based on the average closing price of Company Stock for the thirty trading days immediately preceding the Stock Grant Date. If the Restricted Shares are granted and then the Distribution occurs, the Restricted Shares which are unvested as of the date the Distribution occurs will be equitably adjusted to preserve their value following the Distribution. Twenty-five percent (25%) of the Restricted Shares shall vest on the Stock Grant Date. The remaining unvested Restricted Shares shall thereafter vest in equal quarterly installments beginning on the first day of the Company's trading window during each following calendar quarter, beginning with the first trading window to commence following the Stock Grant Date (or if such calendar quarter does not have a trading window, the final day of the calendar quarter), such that the Restricted Shares will be fully vested on the third anniversary of the Effective Date; provided, that Executive remains employed with the Company on each such vesting date. Notwithstanding anything to the contrary herein, all Restricted Shares shall fully and immediately vest on (i) a Change in Control,
(ii) any termination of Executive's employment with the Company by the Company without Cause or because of Executive's death or Disability, (iii) any termination of Executive's employment by Executive's resignation for Good Reason or (iv) a Non-Extension.

         4.5 Participation in Benefit Plans. (a) Executive shall be entitled to participate in each employee benefit plan or perquisite applicable generally to executive officers of the Company (including health, life insurance, long-term disability, qualified and non-qualified retirement plans, if any, and deferred compensation benefits, but excluding any severance benefit or termination pay plan) in accordance with the provisions thereof. Notwithstanding the foregoing, Executive shall not be entitled to receive any additional benefits or awards under discretionary plans or programs of the Company unless the Compensation Committee exercises the necessary discretion to provide Executive with such benefits or awards.

             (b) During the Term, Executive shall be entitled to (i) payment of club dues and membership fees for the golf club of his choice, (ii) an amount equal to the cost of Executive's reasonable housing in the Kennett Square, Pennsylvania or Baltimore, Maryland area, as applicable, (iii) reimbursement for reasonable travel expenses, (iv) use of a Company-provided automobile appropriate to his position with the Company, (v) $75,000 of life insurance premium payments annually, (such payments for the calendar year 2003 pro-rated for the portion of the year following the Effective Date) and (vi) payment of Executive's reasonable expenses for personal financial planning and preparation of his personal tax returns, provided, that such payments shall not exceed $5,000 annually.



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             (c) To the extent that Executive incurs any federal or state ordinary income tax liability on account of the payments specified in Sections 4(b)(ii) and (v) hereof, the Company shall reimburse Executive for all such tax liability incurred and all federal and state ordinary income tax, employment and payroll tax liability incurred as a result of the tax gross-up payments specified pursuant to this Section 4(c), so that Executive is in the same after-tax basis as if all such payments had not been subject to such taxes.

         4.6 Vacation and Holidays. Executive shall be entitled to vacation in accordance with the Company's vacation policy in effect from time to time for its executive officers, but not less than five (5) weeks in each full calendar year. Executive shall also be entitled to all paid holidays given by the Company to its executive officers. Vacation days that are not used during any calendar year may not be accrued, nor shall Executive be entitled to compensation for unused vacation days.

5. Reimbursement of Expenses. The Company shall pay or reimburse Executive for all reasonable business expenses incurred by Executive in performing his obligations under this Agreement in accordance with its business expense policies in effect from time to time.

6.       Events of Termination of Employment.

         6.1 Expiration of Term. Executive's employment with the Company and its subsidiaries shall cease automatically on the expiration of the Term.

         6.2 Death or Disability. Executive's employment with the Company and its subsidiaries shall automatically terminate on Executive's death. Executive's employment shall terminate thirty (30) days after Executive is notified that his employment is terminated for Disability (provided, that Executive shall not have returned to the performance of his duties on a full-time basis during such thirty (30) day period). For purposes of this Agreement, "Disability" means an incapacity due to a physical or mental condition which causes Executive to be unable to substantially perform his duties under this Agreement on a full-time basis for (i) a period of six (6) consecutive months, or (ii) for shorter periods aggregating more than six (6) months in any twelve (12) month period. "Disabling Condition" shall mean such an incapacity that does not meet the time requirements for Disability. The Company may temporarily relieve Executive from his duties and responsibilities during any period that he has a Disabling Condition (provided, that the Company shall continue to provide Executive with full compensation and benefits during such period), provided, that Executive shall be immediately restored to his duties and responsibilities if Executive is able to resume his duties on a full-time basis prior to his termination for Disability. Executive agrees to submit to reasonable medical examination upon the reasonable request, and at the expense, of the Company during any period when he (or his representative) claims that he has a Disabling Condition.




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         6.3 Termination by Company for Cause.

             (a) The Company may, following any determination by the Board that Cause exists in accordance with the procedure set forth in the this subsection
(a), terminate Executive's employment with the Company and its subsidiaries for Cause by notice to Executive describing the reasons for such termination. In the event the Board believes Cause may exist for termination of Executive's employment, the Board shall provide written notice to Executive describing the basis for such belief. Executive shall be afforded a reasonable period of time to and shall fully and promptly address, to the extent of Executive's knowledge, any concerns raised by the Board regarding the existence of Cause. The Company may temporarily relieve Executive from his duties and responsibilities pending the outcome of any proceeding of the Board to determine if Cause exists (provided, that the Company shall continue to provide Executive with full compensation and benefits during such period); provided, that Executive shall be immediately restored to his duties and responsibilities if the Board determines that Cause does not exist or fails to render a prompt determination following the substantial completion of its investigation. The final determination that Executive's employment shall be terminated for Cause shall be made by the affirmative vote of two-thirds (2/3) of the non-management membership of the Board at a meeting of the Board duly called and held upon at least fifteen (15) days prior written notice to Executive specifying the particulars of the action or inaction alleged to constitute "Cause" (and at which meeting Executive and his counsel are entitled to be present and are given a reasonable opportunity to be heard).

             (b) For purposes of this Section 6.3, "Cause" means any of the following events with respect to Executive:

                 (i) Executive has been convicted of, or pleads guilty or nolo contendere to, any crime or offense constituting a felony under applicable law or involving embezzlement, theft or moral turpitude, which crime or offense is substantially related to Executive's position with the Company or impairs Executive's ability to perform his duties with the Company, in either case as may be reasonably determined by the Board;

                 (ii) Executive's commission of a willful act of fraud or
             dishonesty against the Company or any of its subsidiaries, or Executive's willful engaging in conduct which is injurious to the Company or any of its subsidiaries, monetarily or otherwise;

                 (iii) Executive's abuse of illegal drugs and other controlled substances or Executive's habitual intoxication, which conduct continues after written demand for cessation of such conduct is delivered to Executive by the Board; or

                 (iv) Any willful, continuous or gross neglect of or refusal to perform Executive's duties or responsibilities, in each case which continues after detailed written notice thereof has been given to Executive;




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             Action or inaction by Executive shall not be considered "willful"
         unless done or omitted by him intentionally and without his reasonable belief that his action or inaction was in the best interests of the Company, and shall not include failure to act by reason of total or partial incapacity due to physical or mental illness.

         6.4 Resignation by Executive for Good Reason. Upon the occurrence of any event described in this Section 6.4 below in the absence of Executive's express written consent or request, Executive shall have the right to elect to terminate his employment under this Agreement from all (but not less than all) positions with the Company and its subsidiaries by resignation, upon not less than thirty (30) days' prior written notice given within one hundred twenty
(120) days after the event purportedly giving rise to Executive's right to elect; provided, however, that the Company has not cured or otherwise corrected such event prior to the expiration of such 30-day period.

             (a) Any reduction by the Company of Executive's Base Salary;

             (b) Any relocation of Executive's principal place of employment or the relocation of the Company's principal office or corporate headquarters to a location which is not within forty-five (45) miles of either the City of Baltimore, Maryland or the Borough of Kennett Square, Pennsylvania, or a failure to allow Executive, upon written request to the Board, to establish a principal Company office in a city of his choice following the second anniversary of the Effective Date or, once established, the relocation of Executive more than twenty-five (25) miles from such office;

             (c) The assignment to Executive by the Company of any duties inconsistent with Executive's status with the Company or a substantial alteration in the nature or status of Executive's responsibilities from those described in Section 3.1, or a reduction in Executive's titles or offices as in effect as of the Effective Date or the CEO Appointment Date, as applicable, or any removal of Executive from, or any failure to nominate or appoint Executive to any such positions other than as a result of Executive's death, termination of employment (and other than as a result of Executive's Disabling Condition or pending a determination that Cause exists), or the failure to restore Executive to his responsibilities following his recovery from a Disabling Condition prior to his employment termination or following a determination that Cause does not exist; provided, that, a failure of the Company's shareholders to elect Executive to the Board shall not constitute Good Reason under this Agreement;

             (d) Any liquidation or dissolution of the Company, unless the voting common equity interests of an ongoing entity (other than a liquidating trust) are beneficially owned, directly or indirectly, by the same persons in substantially the same proportions as such persons' ownership immediately prior to such liquidation or dissolution, and such ongoing entity assumes all existing obligations of the Company to Executive under this Agreement;

             (e) Any material breach of this Agreement by the Company; or





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             (f) The Company engages in any activity which would cause Executive to violate any of the covenants of Executive contained in the consulting agreement between Executive and Executive's former employer (the "Consulting Agreement"), or the Company requires that Executive engage in any activity which would cause Executive to violate any of the covenants of Executive contained in the Consulting Agreement, except if Section 6.7 of this Agreement applies.

Executive agrees and acknowledges that neither the occurrence nor the failure to occur of the Distribution and the other transactions contemplated by the Separation and Distribution Agreement shall constitute "Good Reason" hereunder. Executive agrees and acknowledges further that the appointment by the Company of a non-executive Chairman of the Board or a lead director shall not constitute "Good Reason" hereunder.

         6.5 Resignation by Executive Following A Change in Control. Executive may resign from the Company's employ during the ninety (90) day period commencing on the date that is six (6) months after a Change in Control of the Company for any reason by providing the Company with a written notice of termination. Notwithstanding anything to the contrary in Section 6.4, should Executive notify the Company that Good Reason exists at any time within the twenty-four (24) months following a Change in Control and should the event constituting Good Reason continue for more than ten (10) days following Executive's notice, Executive may, at his option, immediately resign or resign at any time during such twenty-four month period and any such resignation shall be treated as a resignation for Good Reason under this Agreement. For purposes of this Section 6.5 only, Good Reason shall include any relocation of Executive's principal place of employment more than 25 miles from the location existing on the date of the Change in Control. For purposes of this Agreement, a Change in Control of the Company means the occurrence of one of the following events:

             (a) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of twenty-five percent (25%) or more of either (A) the then-outstanding shares of common stock of the Company (the "Outstanding Company Common Stock") or (B) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); provided, however, that, for purposes of this Section 6.5(a), the following acquisitions shall not constitute a Change of Control: (i) any acquisition directly from the Company, (ii) any acquisition by the Company,
(iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its affiliates, (iv) any acquisition by any corporation pursuant to a transaction that complies with Sections 6.5(c)(i), 6.5(c)(ii) and 6.5(c)(iii), (v) any acquisition by any underwriter temporarily holding securities pursuant to an offering of such securities, (vi) any acquisition by Goldman Sachs Capital Partners and Highland Capital, (vii) any acquisition by Executive or any group of persons including Executive (or any entity controlled by Executive or any group of persons including Executive) or
(viii) a beneficial owner of less than twenty-five percent (25%) of the Outstanding Company Voting Securities that becomes a beneficial owner of




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twenty-five percent (25%) or more of the Outstanding Company Voting Securities solely by reason of redemption or repurchase of such securities by the Company so long as such beneficial owner takes immediate action to reduce its beneficial ownership of Company Voting Securities below twenty-five percent (25%);

             (b) Any time at which individuals who, as of the date hereof, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; provided, further, that any individual becoming a director subsequent to the date hereof who was elected by, or on the recommendation of any person described in clause (vi) of Section 6.5(a) above pursuant to contractual rights as of the Effective Date with respect to Outstanding Company Voting Securities owned by such person;

             (c) Consummation of a reorganization, merger, statutory share exchange or consolidation or similar corporate transaction involving the Company or any of its subsidiaries, a sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or stock of another entity by the Company or any of its subsidiaries (each, a "Business Combination"), in each case unless, following such Business Combination, (i) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than fifty percent (50%) of the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation that, as a result of such transaction, owns the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be, (ii) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, twenty-five percent (25%) or more of, respectively, the then-outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such corporation, except to the extent that such ownership existed prior to the Business Combination, and
(iii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination; or





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             (d) Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

         6.6 Termination by the Company without Cause. In addition to any termination of Executive's employment with the Company and its subsidiaries for reasons described in the foregoing provisions of this Section 6, the Company may terminate such employment at any time without Cause. Such determination shall be made by the affirmative vote of two-thirds (2/3) of the non-management membership of the Board at a meeting of the Board called and held for such purpose. The Board shall provide Executive with written determination of its decision no less than thirty (30) days prior to the effective date of such employment termination.

         6.7 Consulting Agreement. If, on or following the date hereof, Executive is prevented from fulfilling his obligations under this Agreement as a result of the enforcement, or threatened enforcement, of the Consulting Agreement, the Company will continue to provide Executive with the compensation and benefits set forth in Section 4 hereof, unless the Company decides to terminate Executive's employment as a result of Executive being prevented from fulfilling his obligations under this Agreement because of the enforcement or threatened enforcement of the Consulting Agreement, in which event the provisions of subsections (a) or (b), below, will apply.

             (a) Termination Without Cause Prior to January 1, 2004. If (i) the Company terminates Executive's employment without Cause in a situation governed by this Section 6.7 prior to January 1, 2004, and (ii) Executive continues to receive cash payments and benefits under the Consulting Agreement from his former employer for the entire term thereof, the Company will have no obligation to make continuing payments of Base Salary and Bonus to Executive or to provide benefits to Executive. If (i) the Company terminates Executive's employment without Cause in a situation governed by this Section 6.7 prior to January 1, 2004, and (ii) Executive's former employer suspends, or does not provide, the cash payments and benefits (as described in Section 5 of the Consulting Agreement), the Company shall, for the remainder of the scheduled term of the Consulting Agreement, continue to pay Executive an amount equal to his Base Salary in effect on the date his employment terminates, in accordance with the Company's normal payroll practices. In addition, the Company shall pay Executive the Bonus provided in Section 4.2 hereof for the Company's 2003 fiscal year and a target Bonus for the Company's 2004 fiscal year, no later than when other executive officers of the Company are paid their bonuses. In addition, the Company shall provide Executive with the benefits set forth in Section 7.4(c) hereof for the remainder of the term of the Consulting Agreement. If Executive receives any payments under the Consulting Agreement after the date his employment with the Company terminates, such amounts will reduce, on a dollar for dollar basis, the cash amounts owing to Executive from the Company under this Section 6.7(a). In addition, the Company shall continue to be bound by, and shall fulfill, its obligation under Section 4.4 to issue the Stock Option and Restricted Shares whether or not Executive receives cash payments or benefits under the Consulting Agreement from his former employer, except that the Stock Option and Restricted Shares will be vested to the following extent on the later of (i) the date of award or
         (ii) the date of termination of employment: 25% plus the product of (a) 25% and (b) a fraction, the numerator of which is the number of days Executive was employed by the Company and the denominator of which is
         365. The Stock Option shall remain exercisable for two (2) years after Executive's termination of employment. Any termination of Executive's employment as a result of the events described in this Section 6.7(a) shall not be treated as a termination by the Company without Cause or a termination by the Executive for Good Reason under other provisions of this Agreement.

             (b) Termination without Cause On or After January 1, 2004. If the Company terminates Executive's employment without Cause in a situation governed by this Section 6.7 on or after January 1, 2004, he will be entitled to the severance provided in Section 7.4 hereof. Payment of such severance shall, in the discretion of the Company, be subject to the execution of a release substantially in the form set forth as Exhibit A hereto, and no revocation of such release, provided, that the indemnification rights contained in Section 12.8 hereof shall specifically not be released.

             (c) Payments Whenever Termination Occurs. In addition to the payments set out in subsection (a) and (b) of this Section 6.7, the Company shall continue to pay to Executive the amount set forth in
         Section 4.5(b)(ii) for the remaining term of the lease for such housing (but not for longer than the one-year period after termination of employment), grossed up for taxes as provided in Section 4.5(c).

         7.  Severance Upon an Event of Termination.

         7.1 General Provision. Upon termination of Executive's employment for any reason, Executive shall be entitled to no further compensation hereunder other than (i) Executive's accrued and unpaid Base Salary through the date of termination, (ii) any earned but unpaid Bonus for any fiscal year ending prior to the date of termination, (iii) any benefits (including reasonable business expenses) accrued and vested under the terms of the Company's employee benefit plans and programs through the date of termination, (iv) all deferred compensation of any kind, including, without limitation, any amounts earned under any bonus plan, (v) the option to have assigned to him at no cost and with no apportionment of prepaid premiums any assignable insurance policy owned by the Company and relating specifically to Executive and (vi) any other payments or benefits specifically provided in Section 7 of this Agreement.

         7.2 Termination Due to Death. Upon Executive's employment termination due to his death, the Company shall pay to Executive (or to his estate) (i) a lump sum in cash equal to Executive's Base Salary for the period from the date of termination through the end of the Term (computed as if Executive had not died); (ii) benefits as if Executive's employment had terminated on the last day of the month; and (iii) a pro rata bonus for the portion of the year in which the date of termination occurs preceding the date of termination based upon the amount that would have been earned based on the Company's actual performance for the portion of the year ending on the date of termination, using performance goals that are pro-rated to reflect the portion of the year prior to the date of termination (which amount will be paid as soon as practicable following the date of termination). In addition, all restricted stock, stock options and performance share awards made to Executive shall automatically become fully vested and immediately exercisable as of the date of death, and, to the extent requiring exercise, shall be immediately exercisable for a period of two (2) years following the termination of Executive's employment, but in no event later than ten (10) years from the date of grant of an option or award. If the equity incentives provided for in Section 4.4 have not been awarded prior to the date of Executive's death, they shall be deemed to have been issued immediately prior thereto so that the restricted stock will vest on death and the options will vest and remain exercisable for two years post-death.

         7.3 Termination for Cause. Upon Executive's employment termination for Cause, the Company shall pay to Executive all deferred compensation of any kind.

         7.4 Severance. Upon Executive's employment termination by the Company without Cause, due to Executive's Disability, by Executive for Good Reason, by Executive in accordance with Section 6.5 following a Change in Control or as a result of a Non-Extension (each a "Qualifying Termination"), the Company shall, subject to Executive's compliance with the provisions of Section 9 and 10 below, provide the following to Executive (or, in the event of Executive's death after a Qualifying Termination, his beneficiary or beneficiaries or his estate, as provided):

             (a) Bonus for Year of Termination of Employment. The Company shall pay to Executive (or to his estate) a pro rata bonus for the portion of the year in which the date of termination occurs preceding the date of termination based upon the amount that would have been earned based on the Company's actual performance for the portion of the year ending on the date of termination, using performance goals that are pro-rated to reflect the portion of the year prior to the date of termination (which amount will be paid as soon as practicable following the date of termination).

             (b) Severance Pay. The Company shall provide to Executive (or his estate), as severance pay (the "Severance Payments") two (2) times Executive's Termination Base Salary (as defined below) plus two (2) times Executive's target Bonus (as in effect on the date of termination pursuant to Section 4.2 hereof) for the year of termination, less any applicable disability insurance benefits (if Executive's employment terminates because of Disability) for the two-year period beginning with the date of termination of employment. "Termination Base Salary" means the highest Base Salary paid to Executive in the three (3) years preceding the Qualifying Termination. Payment under this Section 7.4(b) shall be made in a lump sum within ten (10) days following the date of Executive's termination. Any such payments shall, in the discretion of the Company, be subject to Executive entering into and not revoking a release substantially in the form set forth as Exhibit A hereto. In no event shall such payments be reduced for any reason (other than in the case of Disability as set forth above), including the fact that Executive is employed by any other entity.

             (c) Benefit Continuation. The Company shall continue to provide, on the same basis as executive officers generally, the health and life insurance benefits (but excluding disability benefits) provided to Executive and his spouse and eligible dependants immediately prior to his date of termination for a period of two (2) years following the date of termination (provided, that Executive continues to make all required employee contributions) and as modified for any changes to such benefits made with respect to executive officers of the Company. In the event that Executive's participation in any such plan or program is barred by the terms thereof, the Company shall pay to Executive an amount equal to the annual contribution, payments, credits or allocation made by the Company to him, to his account or on his behalf under such plans and programs from which his continued participation is barred except that if Executive's participation in any health, medical, or life insurance plan or program is barred, the Company shall obtain and pay for, on Executive's behalf, individual insurance plans, policies or programs that provide to Executive health, medical and life insurance coverage which is equivalent to the insurance coverage to which Executive was entitled prior to the date of termination. The Company shall continue to provide Executive with the perquisites set forth in Sections 4.5(b)(iv) and 4.5(b)(vi) hereof (up to $15,000 per year with respect to Section 4.5(b)(vi)) for a period of two (2) years following the date of termination.

             (d) Equity. All restricted stock, stock option and performance share awards made to Executive shall fully vest and, to the extent requiring exercise, shall be immediately exercisable for a period of two (2) years following the termination of Executive's employment, but in no event later than ten (10) years from the date of grant of an option or award. If the equity incentives provided for in Section 4.4 have not been awarded prior to the date that Executive's employment terminates, they shall be issued thereafter in accordance with the timing set forth in Section 4.4, and both the restricted stock and options will be fully vested on date of grant. In addition, the options will remain exercisable for two (2) years after termination of Executive's employment.

8.       Certain Additional Payments by the Company.

             (a) Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by the Company or its affiliates to or for the benefit of Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 8) (a "Payment") would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code") or any interest or penalties are incurred by Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, collectively the "Excise Tax"), then Executive shall be entitled to receive an additional payment (the "Gross-Up Payment") in an amount such that, after payment by Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

         (b) Subject to the provisions of Section 8(c), all determinations required to be made under this Section 8, including whether and when a Gross-Up Payment is required, the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by a nationally recognized certified public accounting firm designated by Executive, subject to the Company's approval which will not be unreasonably withheld (the "Accounting Firm"). The Accounting Firm shall provide detailed supporting calculations both to the Company and Executive within fifteen (15) business days of the receipt of notice from Executive that there has been a Payment or such earlier time as is requested by the Company. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, Executive, subject to the Company's approval which will not be unreasonably withheld, may appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Section 8, shall be paid by the Company to Executive within five (5) days of the receipt of the Accounting Firm's determination. Any determination by the Accounting Firm shall be binding upon the Company and Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments that will not have been made by the Company should have been made (the "Underpayment"), consistent with the calculations required to be made hereunder. In the event the Company exhausts its remedies pursuant to Section 8(c) and Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of Executive.

         (c) Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable, but no later than ten (10) business days after Executive is informed in writing of such claim. Executive shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. Executive shall not pay such claim prior to the expiration of the thirty (30) day period following the date on which Executive gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies Executive in writing prior to the expiration of such period that the Company desires to contest such claim, Executive shall:

         (i) give the Company any information reasonably requested by the Company relating to such claim,

         (ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

         (iii) cooperate with the Company in good faith in order effectively to contest such claim, and

         (iv) permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest, and shall indemnify and hold Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 8(c), the Company shall control all proceedings taken in connection with such contest, and, at its sole discretion, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the applicable taxing authority in respect of such claim and may, at its sole discretion, either pay the tax claimed to the appropriate taxing authority on behalf of Executive and direct Executive to sue for a refund or contest the claim in any permissible manner, and Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that, if the Company pays such claim and directs Executive to sue for a refund, the Company shall indemnify and hold Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties) imposed with respect to such payment or with respect to any imputed income in connection with such payment; and provided, further, that any extension of the statute of limitations relating to payment of taxes for the taxable year of Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of the contest shall be limited to issues with respect to which the Gross-Up Payment would be payable hereunder, and Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

         (d) If, after the receipt by Executive of a Gross-Up Payment or payment by the Company of an amount on Executive's behalf pursuant to Section 8(c), Executive becomes entitled to receive any refund with respect to the Excise Tax to which such Gross-Up Payment relates or with respect to such claim, Executive shall (subject to the Company's complying with the requirements of Section 8(c), if applicable) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after payment by the Company of an amount on Executive's behalf pursuant to
Section 8(c), a determination is made that Executive shall not be entitled to any refund with respect to such claim and the Company does not notify Executive in writing of its intent to contest such denial of refund prior to the expiration of thirty (30) days after such determination, then the amount of such payment shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

         (e) Notwithstanding any other provision of this Section 8, the Company may, in its sole discretion, withhold and pay to the Internal Revenue Service or any other applicable taxing authority, for the benefit of Executive, all or any portion of any Gross-Up Payment, and Executive hereby consents to such withholding.

9.       Duties Upon Termination.

         9.1 Return of Materials. Executive agrees that he will, upon termination of his employment with the Company for any reason whatsoever, deliver to the Company any and all records, forms, contracts, memoranda, work papers, lists of names or other customer data and any other articles or papers which have come into his possession by reason of his employment with the Company or which he holds for the Company, regardless of whether or not any of said items were prepared by him, and he shall not retain memoranda or copies of any of said items. Executive shall assign to the Company all rights to trade secrets and the products relating to the Company's business developed by him alone or in conjunction with others at any time alike employed by the Company. Notwithstanding anything herein to the contrary, Executive may retain this Agreement, any documents relating to this Agreement and any documents relating to Executive's compensation, benefits, retirement plans and deferred compensation plans.

         9.2 Resignation from All Positions. Notwithstanding any other provision of this Agreement, upon the termination of Executive's employment for any reason, unless otherwise requested by the Board, Executive shall immediately resign from all positions that he holds or has ever held with the Company and any of its subsidiaries and affiliates (and with any other entities with respect to which the Company has requested Executive to perform services). Executive hereby agrees to execute any and all documentation to effectuate such resignations upon request by the Company, but he shall be treated for all purposes as having so resigned upon termination of his employment, regardless of when or whether he executes any such documentation.

         9.3 Cooperation. Following the termination of Executive's employment, Executive will respond to inquiries from the Company with respect to matters within Executive's knowledge. Executive need only respond to such inquiries by telephone or E-mail, and the amount of detail in such response and the promptness with which it is made will depend on the other demands on Executive's time.

10. Post-Termination Obligations. All payments and benefits to Executive under this Agreement shall be subject to Executive's compliance with the following provisions.

         10.1 Confidential Information. At all times during and after the term of this Agreement, Executive shall not disclose or reveal to any unauthorized person any trade secret or other confidential information relating to the Company, its subsidiaries or its affiliates, or to any businesses operated by them, including, without limitation, any customer lists; and Executive confirms that such information constitutes the exclusive property of the Company. For purposes of this Section 10.1, confidential information shall not include any information that is now known by or readily available to the general public or which becomes known by or readily available to the general public other than as a result of any improper act or omission of Executive. Notwithstanding anything herein to the contrary, during the term of this Agreement, Executive may reveal information, as necessary, (i) pursuant to his conducting Company business or
(ii) when required to do so by a court of competent jurisdiction, by any governmental agency having supervisory authority over the business of the Company, or by any administrative body or legislative body (including a committee thereof) with jurisdiction to order Executive to divulge, disclose or make accessible such information.

         10.2 Competitive Conduct. While Executive is employed by the Company and for the two-year period beginning on the date of termination of employment, Executive shall not, except with the Company's express prior written consent, directly or indirectly, in any capacity for the benefit of any person:

         (a) solicit any person who then is, and who was within six months prior to the termination of Executive's employment, a customer, supplier, salesman, agent or representative of the Company, in any manner which interferes with such person's relationship with the Company, or in an effort to obtain such person as a customer, supplier, salesman, agent or representative of any business in competition with the Company which business conducts operations within fifteen
(15) miles of any office or facility owned, leased or operated by the Company or in any county, or similar political subdivision, in which the Company conducts substantial business;

         (b) solicit the employment of or (solely with respect to employees who are then or were managing directors or officers of the Company) hire (whether as an employee, officer, director, agent, consultant or independent contractor), any person who is, or was at any time during the previous three (3) months, an employee, consultant, officer or director of the Company or any of its subsidiaries and affiliates (except for such employment by the Company or any of its subsidiaries and affiliates);

         (c) establish, engage, own, manage, operate, join or control, or participate in the establishment, ownership (other than as the owner of less than one percent (1%) of the stock of a corporation whose shares are publicly traded) management, operation or control of, or be a director, officer, employee, salesman, agent or representative of, or be a consultant to, any person in any business in competition with any material business of the Company if such person has any office or facility, at any location within fifteen (15) miles of any office or facility owned, leased or operated by the Company or conducts substantial business in any county, or similar political subdivision in which the Company conducts substantial business. For purposes of Section 10.2, the term "Company" shall include all affiliates and subsidiaries of the Company except, in the event that the Distribution shall occur, ElderCare.

         10.3 Failure of Executive to Comply. If Executive shall, without written consent of the Company, fail to comply with the provisions of this
Section 10, his rights to any future payments or other benefits hereunder shall terminate (without prejudice to any other rights, including recovery of damages of the Company), and the Company's obligations to make such payments and provide such benefits shall cease; provided, however, that, for purposes of Section 10.3, no such failure to comply with any provision of this Section 10 shall be deemed to have occurred unless and until Executive receives written notice from the Company specifying the conduct alleged to constitute such failure and, solely with respect to any failure to comply with any provision of this Section 10, if such failure is an unintentional violation of this Section 10, Executive has not cured such failure within thirty (30) days after such notice.

         10.4 Remedies. Executive agrees that monetary damages would not be adequate compensation for any loss incurred by the Company by reason of a breach of the provisions of Sections 9 and 10 of this Agreement and hereby agrees to waive the defense in any action for specific performance that a remedy at law would be adequate. Accordingly, in addition to any other remedies that the Company may have at law or in equity, the Company shall have the right to have all obligations, agreements and other provisions of Sections 10 and 11 specifically performed by Executive, and the Company shall have the right to obtain preliminary injunctive relief to secure specific performance and to prevent a breach of Section 9 or 10. If the Company is obliged to resort to litigation to enforce a covenant in Section 9 or 10 that contains a fixed term, then such fixed term shall be extended for a period of time equal to the period during which a material breach of such covenant was occurring, beginning on the date of a final court order (without further right of appeal) holding that such a material breach occurred, or, if later, the last day of the original fixed term of such covenant.

         10.5 Consideration. Executive expressly acknowledges that the covenants contained in Sections 9 and 10 are a material part of the consideration bargained for by the Company and, without the agreement of Executive to be bound by the covenants contained in such sections, the Company would not have agreed to enter into this Agreement.

         10.6 Scope. If any portion of the covenants contained in Section 9 or 10 or its application is construed to be invalid, illegal or unenforceable, then the other portions and their application shall not be affected thereby and shall be enforceable without regard thereto. If any of the such covenants is determined to be unenforceable because of its scope, duration, geographical area or similar factor, the court making such determination shall have the power to reduce or limit such scope, duration, area or other factor, and such covenant shall then be enforceable in its reduced or limited for.

11. Effect of Prior Agreements. This Agreement contains the entire understanding between the parties hereto and, upon effectiveness of this Agreement pursuant to Section 2 hereof, supersedes all prior agreements and discussions between the Company and Executive.

12.      General Provisions.

         12.1 Arbitration. (a) Except with respect to injunctive relief under
Section 10 or otherwise, any controversy or claim arising out of or relating to this Agreement or its alleged breach, or arising out of or relating to Executive's employment or termination of employment (including, without limitation, any dispute arising out of Section 6.3 hereof), shall be resolved exclusively by final and binding arbitration held in the location of the Company's principal office where Executive is then employed (or was last employed if Executive's employment with the Company has been terminated) in accordance with the Commercial Arbitration Rules of the American Arbitration Association ("AAA"), and judgment on the award rendered by the arbitrator may be entered by any court having jurisdiction thereof in such state.

         (b) An arbitrator shall be selected by mutual agreement of the parties, if possible. If the parties fail to reach agreement upon appointment of the arbitrator within thirty (30) days following receipt by one party of the other party's notice of desire to arbitrate, the arbitrator shall be selected from a list or lists of persons submitted by the AAA. The selection process shall be that which is set forth in the AAA Commercial Arbitration Rules then prevailing, except that, if the parties fail to select the arbitrator from one or more lists, AAA shall not have the power to make an appointment but shall continue to submit additional lists until the arbitrator has been selected. If, after three lists have been submitted by the AAA, the parties have not appointed an arbitrator, the AAA may limit the number of names that can be stricken by each party from each subsequent list, until an arbitrator is selected.

         (c) Notice of arbitration must be given within one (1) year after the accrual of the claim on which the notice is based. If the claiming party fails to give notice of arbitration within that time, the claim shall be deemed to be waived and shall be barred from either arbitration or litigation.

         (d) If Executive prevails as to any material issue presented to the arbitrator, the entire cost of such proceedings, (including, without limitation, Executive's reasonable attorneys' fees), shall be borne by the Company. If Executive does not prevail as to any material issue, each party will pay for the fees and expenses of its own attorneys, expert witnesses, and preparation and presentation of proofs and post-hearing briefs. If a party breaches this Section 12.1, however, by commencing litigation of a claim that should be arbitrated hereunder, then the other party shall have the right to move for a court order compelling arbitration and, if successful, shall be entitled to recover from the breaching party the reasonable attorneys' fees and court costs incurred in obtaining such order.

         (e) Except to the extent necessary in connection with a proceeding relating to the arbitration or an arbitration award contemplated by this Section 12.1, information concerning: (1) the existence of an arbitration, (ii) any documentary or other evidence given by a party or witness in the arbitration and
(iii) the arbitration award, shall not be disclosed by the Company or its subsidiaries or affiliates, Executive or their respective counsel and other representatives, and the Company and Executive agree to use their best efforts to cause the arbitration tribunal, the administrator, any other party to the arbitration, such other party's counsel and every other person or entity connected to, or having knowledge, of the proceeding or related arbitration or judicial proceeding to keep such information from being disclosed, unless any such party is required to do so by law or by a competent court or regulatory body, and then only to the extend of disclosing no more than such party is legally required to disclose.

         (f) The parties hereby waive any rights to appeal or to review of such decision by any court or tribunal and also waive any objections to such enforcement. THE PARTIES HEREBY AGREE TO WAIVE ALL RIGHTS TO TRIAL BY JURY WITH RESPECT TO ANY CONTROVERSY, DISPUTE OR CLAIM SUBMITTED TO ARBITRATION UNDER THIS AGREEMENT.

         12.2 Legal Expenses. Except as otherwise provided in Section 12.1, in the event Executive prevails as to any material issue in any legal proceeding to enforce the terms of this Agreement, the Company shall reimburse Executive for reasonable attorneys' fees, costs and expenses incurred in connection therewith. The Company shall pay directly all attorneys' fees and expenses reasonably incurred by Executive in connection with the negotiation and preparation of this Agreement and any negotiations with Executive's prior employer in connection with Executive's capacity to enter into this Agreement, subject to a maximum of $25,000.

         12.3 Mitigation. Executive shall not be obligated to seek other employment or take any other action to mitigate any severance benefits hereunder.

         12.4 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the Company and Executive and his heirs, executors, legal representatives, successors and permitted assigns. Unless clearly inapplicable, reference herein to the Company shall be deemed to include its successors and permitted assigns. However, neither party may assign, transfer, pledge, encumber, hypothecate or otherwise dispose of this Agreement or any of its or his rights hereunder without prior written consent of the other party, any such attempted assignment, transfer, pledge, encumbrance, hypothecation or other disposition without such consent shall be null and void, without effect; provided, that the Company may assign this Agreement to any successor to all or substantially all of its assets.

         12.5 Severability. In the event any provision of this Agreement or any part hereof is held invalid, such invalidity shall not affect any remaining part of such provision or any other provision, and to this end, the provisions of this Agreement are intended to be and shall be deemed severable. If any court construes any provision of this Agreement to be illegal, void or unenforceable because of the duration or the area or matter covered thereby, such court shall reduce the duration, area or matter of such provision, and, in its reduced form, such provision shall then be enforceable and shall be enforced.

         12.6 Withholding. The Company may withhold from any amounts payable under this Agreement such taxes and governmentally required withholdings as may be required to be withheld pursuant to any applicable law or regulation.

         12.7 Representations. Executive represents that he has disclosed to the Company in writing all material (i) threatened claims that (x) are unresolved and still outstanding as of the Effective Date and (y) have been received by Executive in writing during the twenty-four (24) months prior to the Effective Date, (ii) existing claims, and (iii) pending claims, in each case, against him of which he is aware, if any, as a result of his employment with Caremark Rx, Inc. or his membership on any boards of directors which could be reasonably expected to be materially damaging to Executive monetarily, reputationally or otherwise.

         12.8 Indemnification. (a) The Company shall indemnify Executive and his beneficiaries and successors (the "Legal Representatives") to the fullest extent permitted by applicable law against all costs, charges, damages, amounts paid in settlement or expenses (including reasonable attorneys' fees) whatsoever incurred or sustained by him or his Legal Representatives in connection with any threatened, pending or completed action, suit or proceeding to which he or his Legal Representatives may be made a party as a result of the enforcement of the Consulting Agreement in connection with the entering into of this Agreement or the performance of services hereunder. This indemnification provision is in addition to, and is not in substitution for, any other indemnification rights that Executive might have under any insurance policy, the Company's By-Laws, or any other plan, policy or agreement which provides indemnification rights for Executive; provided, however, that any indemnity payments made pursuant to this
Section 12.8 shall not be duplicative of payments made pursuant to any insurance policy, the Company's By-Laws, or any other plan, policy or agreement which provides indemnification rights for Executive.

              (b) Notice of Claim. Executive shall give to the Company notice of any claim made against him for which indemnification will or could be sought under this Section 12.8. In addition, Executive shall give the Company such information and cooperation as it may reasonably require and as shall be within Executive's power, at such times and places as are convenient for Executive.

              (c) Defense of Claim. With respect to any claim under this Section
12.8 as to which Executive notifies the Company of the commencement thereof:

                  (i) The Company will be entitled to participate therein at its own expense; and

                  (ii) To the extent that it may wish, the Company will be entitled to assume the defense thereof, with counsel reasonably satisfactory to Executive, which in the Company's sole discretion may be regular counsel to the Company and may be counsel to other officers and directors of the Company or any subsidiary.

                  (iii) The Company shall not be liable to indemnify Executive under this Section 12.8 for any amounts paid in settlement of any action or claim effected without its written consent. The Company shall not settle any action or claim in any manner which would impose any penalty or limitation on Executive without Executive's written consent. Neither the Company nor Executive will unreasonably withhold or delay their consent to any proposed settlement.

              (d) Timing of Payment. The Company shall pay all costs and expenses (including reasonable attorneys' fees) incurred by Executive or his Legal Representatives in connection with the investigation, defense, settlement or appeal of any action, suit or proceeding within thirty days of presentation to the Company of an itemized statement of such costs and expenses. The Company shall pay any damages or settlement amounts to the claiming party when such amounts are due and owing under any court order or settlement document. If the Company does not pay any amounts on a timely basis, Executive or his Legal Representatives may bring a claim for payment against the Company and the Company shall pay Executive's or his Legal Representative's costs and expenses (including reasonable attorneys' fees) in connection with such claim.

              (e) Survival. Notwithstanding anything contained herein to the contrary, the provisions of this Section 12.8 shall survive the termination of this Agreement.

13.      Modification and Waiver.

         13.1 Amendment of Agreement. Except for increases in compensation made as provided in Section 4.1, this Agreement may not be changed or modified except by an instrument in writing signed by both of the parties hereto.

         13.2 Waiver. No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

14. Notices. Any notice to be given hereunder shall be in writing and shall be deemed given when delivered personally, sent by courier or telecopy or registered or certified mail, postage prepaid, return receipt requested, addressed to the party concerned at the address indicated below or to such other address as such party may subsequently give notice of hereunder in writing:

                           To Executive at:

                           c/o Richard S. Marcus
                           Godfrey & Kahn, S.C.
                           780 N. Water Street
                           Milwaukee, Wisconsin 53202

                           with a copy:

                           Debra Sadow Koenig
                           Godfrey & Kahn, S.C.
                           780 N. Water Street
                           Milwaukee, Wisconsin 53202

                           To the Company at:

                           Genesis Health Ventures, Inc.
                           101 East State Street
                           Kennett Square, PA  19348
                           Attention: Law Department

                           And with a copy to:

                           The Chairman of the Compensation Committee

15. Governing Law. The parties hereto intend that this Agreement shall be governed by the laws of the state in which the Company's executive offices are located at the time any claim arising out of or relating to this Agreement is brought, without regard to its conflict of laws provisions. Each party hereto hereby irrevocably waives, to the fullest extent permitted by law, (i) any objection that it may now or hereafter have to laying venue of any suit, action or proceeding brought in such courts, and (ii) any claim that any suit, action or proceeding brought in such courts has been brought in an inconvenient forum.

                  IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer, and Executive has signed this Agreement, all as of the day and year first above written.

                          GENESIS HEALTH VENTURES, INC.

                          /s/ Robert H. Fish
                          ---------------------------------------
                          By:
                          Name: Robert H. Fish
                          Title: Chairman and CEO

                          /s/ John Arlotta
                          ---------------------------------------
                          JOHN ARLOTTA






Acknowledged on Behalf of the Board:

/s/ James J. Wankmiller
------------------------------------
Name:  James J. Wankmiller
Title: Sr. V.P.

                                    EXHIBIT A
                                    ---------

                            FORM OF RELEASE AGREEMENT

         This Release Agreement ("Release") is entered into as of this ______day of ________, hereinafter "Execution Date", by and between [Employee Full Name] (hereinafter "Employee"), and [Employer Full Name] and its successors and assigns (hereinafter, the Company"). The Employee and the Company are sometimes collectively referred to as the "Parties".

1. The Employee's employment with the Company is terminated effective [Month, Day, Year] (hereinafter "Termination Date"). The Parties have agreed to avoid and resolve any alleged existing or potential disagreements between them arising out of or connected with the Employee's employment with the Company including the termination thereof. The Company expressly disclaims any wrongdoing or any liability to the Employee.

2. The Company agrees to provide the Employee the severance benefits provided for in his/her Employment Agreement with the Company, dated as of [ ], after he/she executes this Release and the Release becomes effective pursuant to its terms [FOR 40+ and does not revoke it as permitted in
     Section 8 below, the expiration of such revocation period being the "Effective Date")].

3. Employee represents that he has not filed, and will not file, any complaints, lawsuits, administrative complaints or charges relating to his employment with, or resignation from, the Company[; provided, however, that nothing contained in this Section 3 shall prohibit Employee from bringing a claim to challenge the validity of the ADEA Release in Section 8 herein]. In consideration of the benefits described in Section 2, for himself and his heirs, administrators, representatives, executors, successors and assigns (collectively, "Releasers"), Employee agrees to release the Company, its subsidiaries, affiliates, and their respective parents, direct or indirect subsidiaries, divisions, affiliates and related companies or entities, regardless of its or their form of business organization, any predecessors, successors, joint ventures, and parents of any such entity, and any and all of their respective past or present shareholders, partners, directors, officers, employees, consultants, independent contractors, trustees, administrators, insurers, agents, attorneys, representatives and fiduciaries, including without limitation all persons acting by, through, under or in concert with any of them (collectively, the "Released Parties"), from any and all claims, charges, complaints, causes of action or demands of whatever kind or nature that Employee and his Releasers now have or have ever had against the Released Parties, whether known or unknown, including but not limited to: wrongful or tortious termination; constructive discharge; implied or express employment contracts and/or estoppel; discrimination and/or retaliation under any federal, state or local statute or regulation, specifically including any claims Employee may have under the Fair Labor Standards Act, the Americans with Disabilities

     Act, Title VII of the Civil Rights Act of 1964 as amended, and the Family and Medical Leave Act; the discrimination or other employment laws of the
     State of [      ](1); any claims brought under any federal or state statute or regulation for non-payment of wages or other compensation, including grants of stock options or any other equity compensation; and libel, slander, or breach of contract other than the breach of this Release. This Release specifically excludes claims, charges, complaints, causes of action or demand that (a) post-date the Termination Date, (b) relate to any unemployment compensation claim Employee may have, (c) involve rights to receive vested benefits to which Employee is entitled as of the Termination Date under any qualified or nonqualified employee benefit plans and arrangements of the Company, (d) relate to claims for indemnification as provided under applicable law, any applicable insurance policies, e.g., directors and officers insurance, the Articles of Incorporation or By-Laws of the Company or any affiliate of the Company, or any applicable policy statements or indemnification agreements by or with the Company or any affiliate of the Company, or (e) involve obligations owed to Employee by the Company under the Employment Agreement dated July __, 2003 between the Company and the Employee.

4. The Company, on its own behalf and on behalf of the Released Parties, hereby releases Employee from all claims, causes of actions, demands or liabilities which arose against the Employee on or before the time it signs this Agreement. This release covers any claims, whether the facts or circumstances giving rise to them are currently known or unknown. This Paragraph, however, does not apply to or adversely affect any claims against Employee which allege or involve the following: (i) a failure to deal fairly with the Company or its shareholders in connection with a matter in which Employee has a conflict of interest; (ii) a violation of criminal law, unless Employee has reasonable cause to believe that his conduct was lawful; (iii) willful misconduct or gross negligence by Employee; or (iv) obligations owed by him to the Company under the Employment Agreement dated July __, 2003 between the Company and the Employee. The Company will indemnify Employee for reasonable attorneys' fees, costs and damages which may arise in connection with any proceeding by the Company or any Released Party which is inconsistent with this Release by the Company and the Released Parties.


5. Employee agrees to keep the fact that this Release exists and the terms of this Release in strict confidence except to his/her immediate family and his/her financial and legal advisors on a need-to-know basis, except as required by law.

6. Employee warrants that no promise or inducement has been offered for this Release other than as set forth herein and that this Release is executed without reliance upon any other promises or representations, oral or written. Any modification of this Release must be made in writing and be signed by Employee and the Company.



----------------
(1) Insert state of employment.

7. If any provision of this Release or compliance by Employee or the Company with any provision of the Release constitutes a violation of any law, or is or becomes unenforceable or void, then such provision, to the extent only that it is in violation of law, unenforceable or void, will be deemed modified to the extent necessary so that it is no longer in violation of law, unenforceable or void, and such provision will be enforced to the fullest extent permitted by law. If such modification is not possible, such provision, to the extent that it is in violation of law, unenforceable or void, will be deemed severable from the remaining provisions of this Release, which provisions will remain binding on both Employee and the Company. This Release is governed by, and construed and interpreted in accordance with the laws of the State of [ ], without regard to principles of conflicts of law. Employee consents to venue and personal jurisdiction in the State of [ ] for disputes arising under this Release. This Release represents the entire understanding with the Parties with respect to subject matter herein, no oral representations have been made or relied upon by the Parties.



8. [FOR EMPLOYEES OVER 40 ONLY -- In further recognition of the above, Employee hereby releases and discharges the Released Parties from any and all claims, actions and causes of action that he/she may have against the Released Parties, as of the date of the execution of this Release, arising under the Age Discrimination in Employment Act of 1967, as amended ("ADEA"), and the applicable rules and regulations promulgated thereunder. The Employee acknowledges and understands that ADEA is a federal statute that prohibits discrimination on the basis of age in employment, benefits and benefit plans. Employee specifically agrees and acknowledges that: (A) the release in this Section 8 was granted in exchange for the receipt of consideration that exceeds the amount to which he/she would otherwise be entitled to receive upon termination of his/her employment; (B) his/her waiver of rights under this Release is knowing and voluntary as required under the Older Workers Benefit Protection Act; (B) that he/she has read and understands the terms of this Release; (C) he/she has hereby been advised in writing by the Company to consult with an attorney prior to executing this Release; (D) the Company has given him/her a period of up to twenty-one (21) days within which to consider this Release, which period shall be waived by the Employee's voluntary execution prior to the expiration of the twenty-one day period; and (E) following his/her execution of this Release he/she has seven (7) days in which to revoke his/her release as set forth in this Section 8 only and that, if he/she chooses not to so revoke, the Release in this Section 8 shall then become effective and enforceable and the payment listed above shall then be made to his/her in accordance with the terms of this Release. To cancel this

     Release, Employee understands that he/she must give a written revocation to the General Counsel of the Company at [ ](2), either by hand delivery or certified mail within the seven-day period. If he/she rescinds the Release, it will not become effective or enforceable and he/she will not be entitled to any benefits from the Company.]

9. EMPLOYEE ACKNOWLEDGES AND AGREES THAT HE/SHE HAS CAREFULLY READ AND VOLUNTARILY SIGNED THIS RELEASE, THAT HE/SHE HAS HAD AN OPPORTUNITY TO CONSULT WITH AN ATTORNEY OF HIS/HER CHOICE, AND THAT HE/SHE SIGNS THIS RELEASE WITH THE INTENT OF RELEASING THE RELEASED PARTIES TO THE EXTENT SET FORTH HEREIN.

10. In the event that any provision of this Release should be held to be invalid or unenforceable, each and all of the other provisions of this Release shall remain in full force and effect. If any provision of this Release is found to be invalid or unenforceable, such provision shall be modified as necessary to permit this Release to be upheld and enforced to the maximum extent permitted by law.

ACCEPTED AND AGREED TO:

_________________________________           ____________________________________

[Employer Full Name]                        [Employee Full Name]



Dated:___________________________           Dated:______________________________






----------------
(2) Insert address.